Exhibit 10.3

DISTRIBUTION AGREEMENT dated this 29th day of June, 2015, by and between MultiVision Media, Inc., a New Jersey corporation ("MultiVision"), and Lingerie Fighting Championships, Inc., a Nevada corporation ("LFC"), MultiVision and LFC being collectively referred to as the "Parties," and each, individually, as a "Party.".

W I T N E S S E T H:

WHEREAS, LFC plans to hold its first event, Lingerie Fighting Championships 20: A Midsummer Night's Dream (the "Program"), which is presently scheduled for August 8, 2015 and is described on Exhibit A to this Agreement; and

WHEREAS, LFC desires to engage MultiVision as the exclusive distribution agent for the Programs on and subject to the terms of this Agreement; and

WHEREAS, MuiltiVision is willing to serve as the exclusive distribution agent for the Program on and subject to the terms of this Agreement;

WHEREFORE, the Parties agree as follows.

1. APPOINTMENT AS SALES AGENT

1.1	Sales Agent: LFC hereby engage MultiVision as LFC's exclusive distribution agent for the Program in the Territory and platforms listed in Section 1.5 of this Agreement, and MultiVision agrees to serve as LFC's distribution agent for the Program in the Territory and for such channels. LFC also grants MultiVision the right of first refusal as set forth in Section 5 of this Agreement.

1.2	Consulting Services: As part of its services as exclusive distribution agent, MultiVision will consult and advise LFC in all facets of promotion, marketing, sponsorship, legal, and television production related to the Program.

1.3	License Approval Rights: LFC shall have the right of prior approval, in its sole and absolute discretion, of each proposed license and sublicense by MultiVision relating to the Program.

1.4	Promotional Videos: The rights granted to MultiVision do not include agreements between LFC and a third party to show "promotional clips" of LFC content relating to the Program for the purpose of promoting the LFC brand. Any revenue derived from such promotional items shall be retained by LFC.
1.5	Channels Covered: MultiVision shall have the right, during the term of this Agreement, to distribute, by itself or its licensees and sublicensees, all forms of television and video platforms including, but not limited to, pay-per-view (iN DEMAND, Avail-TVN, AT&T, Brighthouse, Cablevision, Charter, Comcast, Cox, DirectTV, Dish, Time Warner Cable and Verizon), broadcast and cable networks, regional sports networks, in the Territory and worldwide rights to live streaming. The Territory shall mean the United States, Mexico, Central and South America and the Caribbean. MultiVision shall, at no charge to LFC or the distributor, provide a signal to LFC's Canadian distributors and LFC's distributors in countries outside of the Territory.
1.6	Form of Program: MultiVision shall distribute the Program in the form presented live and in such edited versions as shall be approved by LFC, in its sole discretion. Any translations of the Program shall also be subject to approval of LFC, in its sole discretion.

2. TERM

2.1	Term: This Agreement shall have a term commencing on the date of this Agreement and ending one (1) year from the date of the Program, presently scheduled for August 8, 2015. During the one (1) year period commencing on the date of the Program, MultiVision will have the exclusive right to distribute the Program in the Territory and through the channels as set forth in Section 1.5 of this Agreement.
2.2	Termination: Either Party shall have the right to terminate this Agreement in the event of a material breach by the other Party of its obligations pursuant to this Agreement provided that the breaching Party has been given 30 days' notice setting forth the nature of the breach and has not cured such breach during such 30-day period.
3. PROMOTION
3.1	Publicity: Each Party agrees that no press releases or other public announcements involving any of the subject matter hereof or either Party to this Agreement shall be made without the prior written approval of the other Party. Neither Party shall use the trademarks, trade names, service marks, logos, domain names or other identifiers owned, controlled by or licensed to or by the other Party without express written consent of the owning or controlling person. MultiVision acknowledges that LFC may disclose its relationship MultiVision in its financial statements, its filings with regulatory agencies, including the United States Securities and Exchange Commission, on its website and in its promotional materials.
4. ECONOMICS
4.1	Production: MultiVision will pay all costs associated with the live production, satellite distribution, lighting, and talent (television announcers) costs for the event. Such payments shall be made directly to the applicable parties. MultiVision shall authorize Canadian PPV networks designated by LFC for the live signal. Multivision shall provide LFC a hard drive of the live event in uncompressed QuickTime format. MultiVision estimates that its costs for the Program will be approximately $110,000.
4.2	Promotional Materials: LFC will create and deliver to MultiVision poster artwork and other approved images and one thirty second video spot.
4.3	Hotel and Meals: LFC will provide MultiVision with a total of 15 room nights (five rooms for three night, or as otherwise agreed) and 45 meal vouchers at the hotel which is the venue for the Program provided that the venue provides LFC with such room nights and meal vouchers.
4.4	Network Splits: The split of revenue from pay per view and video on demand between the distributor/licensee will be set forth in the license agreements between MultiVision and the cable and broadcast networks. It is understood by both Parties that, in general, the cable and broadcast networks shall retain 60%, and MultiVision shall receive 40%, of all gross pay per view and video on demand revenue generated by the Program. The amount payable to MultiVision pursuant to its agreements with the cable and broadcast networks will be allocated between MultiVision and LFC as follows: 100% of the cash received shall be allocated to MultiVision until MultiVision shall have received payments totaling $220,000, and thereafter, all such payments shall be divided equally between MultiVision and LFC.
4.5	Payments and Reports: MultiVision shall provide LFC by the 10th day of each month with a report showing gross receipts for the previous month from the distribution of the Program from all channels covered by this Agreement. Such report shall be based on, and shall be accompanied by, the reports provided by MultiVision's licensees and sublicensees as well as a detailed report of any revenue from any distribution directly by MultiVision. Payment of LFC's share of the gross revenues, determined in accordance with Section 4.4, shall accompany the report.

4.6	Errors and Omissions Insurance: LFC shall obtain producers' liability (errors and omissions) insurance covering the Program in such amount as shall be required for pay per view distribution in the United States and shall name MultiVision and Brian Ricco as additional insureds at no cost to MultiVision. LFC shall deliver a certificate of such insurance to MultiVision not later than 15 days before the date of the Program or such later date as may be agreed upon by MultiVision and LFC.
5.  RIGHT OF FIRST REFUSAL
5.1	Grant of Right: LFC agrees that, as soon as practical after the date on which LFC shall have signed an agreement for the venue of its next two programs (each, a "Subsequent Program") that are similar in format and content as the Program, LFC shall give MultiVision written notice, which may be given by email, setting forth the date, venue and title of the Subsequent Program and a brief description of the Subsequent Program, and giving MultiVision the right to be the exclusive distributor for such Subsequent Program for the Territory and the channels set forth in Section 1.5 on the terms. The terms of MultiVision's service as exclusive distributor shall be the terms set forth in this Agreement, except that (i) this Section 5 shall not apply, (ii) the $220,000 amount set forth in Section 4.4 shall be two times MultiVision's expenses for such Subsequent Program, and (iii) the period during which MultiVision shall have such rights shall be the one-year period commencing on the date of the Subsequent Program.
5.2	Exercise of Right: If MultiVision elects to exercise its right to be exclusive distributor for a Subsequent Program pursuant to Section 5.1 of this Agreement, MultiVision shall, within 15 days after the date on which LFC gives notice to MultiVision pursuant to Section 5.1, (i) advise LFC of its election to exercise its right and (ii) tender an exclusive distribution agreement containing the terms set forth in said Section 5.1, and the Parties agree to execute an agreement containing such terms. If MultiVision fails to notify LFC of its election to exercise its right of first refusal for any Subsequent Program by the close of business in Las Vegas, Nevada on the 15th day following the date notice is given to MultiVision pursuant to Section 5.1, LFC may engage one or more other distributors and LFC shall have no further obligation to MultiVision pursuant to this Section 5.
6.  INDEMNITY

6.1	Representation by LFC: LFC warrants that it owns or has licenses to the right to broadcast or otherwise transmit the Program, and LFC has the unrestricted right to grant to MultiVision the rights set forth in the Agreement, and that the Program, in the form transmitted live and in such form as LFC may approve for distribution and exploitation by MultiVision as contemplated by this Agreement will not infringe on the intellectual property rights of any third party.
6.2	Indemnification: LFC shall indemnify and hold MultiVision, its subsidiaries and affiliated companies, successors, licensees and assigns and their respective shareholders, officers, director and employees acting in such capacities (collectively, "Related Entities"), harmless from and against any claims respecting the Program including reasonable attorneys' fees and expenses, of any such claim, other than claims resulting from the acts or omissions of MultiVision or any Related Party.
7.  MISCELLANEOUS

7.1	Entire Agreement: This Agreement constitutes the entire agreement of the Parties as to the subject matter hereof, superseding all prior or contemporaneous written or oral understandings or agreements, all of which are hereby terminated, with respect to the subject matter covered in this Agreement. This Agreement may not be modified or amended, nor may any right be waived, except by a writing which expressly refers to this Agreement, states that it is intended to be a modification, amendment or waiver and is signed by both Parties in the case of a modification or amendment or by the Party granting the waiver. No course of conduct or dealing between the Parties and no custom or trade usage shall be relied upon to vary the terms of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No delay or omission to exercise any right, power or remedy accruing to either Party hereto shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver of any breach hereof shall be deemed to be a waiver of any other breach hereof theretofore or thereafter occurring. Any waiver of any provision hereof shall be effective only to the extent specifically set forth in an applicable writing. All remedies afforded to either Party under this Agreement, by law or otherwise, shall be cumulative and not alternative and shall not preclude assertion by such Party of any other rights or the seeking of any other rights or remedies against the other Party.
7.2	Notice: Any notice, consent or communication required under this Agreement shall be given in writing and sent or delivered by hand, overnight courier or messenger service, against a signed receipt or acknowledgment of receipt, or by registered or certified mail, return receipt requested, or telecopier, email or similar means of communication ("electronic communication") if receipt is acknowledged or if transmission is confirmed by mail as provided in this Section 7.2, to the Parties at their respective telecopier, email or addresses set forth on the signature page of this Agreement, with notice to the each Party being sent to the attention of the individual who executed this Agreement on behalf of the such Party. Notice shall be deemed given on the date of delivery if delivery is by hand, one business day after delivery if delivery is by overnight courier or messenger service, five days after mailing if notice is given by mail or upon confirmation of receipt if notice is given by email or telecopier. Either Party may, by like notice, change the person, address or telecopier number or email to which notice is to be sent.
7.3	Governing Law and Jurisdiction: This Agreement and all disputes arising out of or related to this Agreement shall be governed by the laws of the State of Nevada applicable to agreements executed and to be performed wholly within the State of Nevada without regard to principles of conflict of Law. Each of the Parties hereby (i) irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Agreement may be brought solely in the federal or state courts located in Clark County, Nevada, (ii) by execution and delivery of this Agreement, irrevocably submits to and accepts the jurisdiction of said courts, (iii) waives any defense that such court is not a convenient forum, and (iv) consents that any service of process may be made (x) in the manner set forth in Section 7.2 of this Agreement (other than by electronic communication), or (y) by any other method of service permitted by law. EXCEPT TO THE EXTENT PROHIBITED BY LAW, THE PARTIES WAIVE RIGHT TO A JURY TRIAL.
7.4	Additional Documentation: Each Party agrees, without cost or expense to any other Party, to deliver or cause to be delivered such other documents and instruments as may be reasonably requested by the other Party in order to carry out more fully the provisions of, and to consummate the transaction contemplated by, this Agreement.
7.5	Enforceabilitiy: If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be determined to be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law, and any court or arbitrator having jurisdiction may reduce the scope of any provision of this Agreement.

7.6	No Assignment: Neither Party hereto shall have the right to assign or transfer any of its rights hereunder except in connection with a merger of consolidation of such Party or a sale by such Party of all or substantially all of its business and assets provided that the successor entity agrees to assume the assigning Party's obligations pursuant to this Agreement.
7.7	Binding Agreement: This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.
7.8	Headings: The headings in this Agreement are for convenience of reference only and shall not affect in any way the construction or interpretation of this Agreement.
7.9	Interpretation: Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. On the contrary, this Agreement has been reviewed, negotiated and accepted by both Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the Parties.
IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first aforesaid.

Address and Contact Information	Signature
MultiVision Media, Inc. 819 Fourth Street Secaucus, NJ 07094 Fax: Email:	MULTIVISION MEDIA, INC. By:/s/ Brian Ricco Brian Ricco, CEO
Lingerie Fighting Championships, Inc. 1115-129, 6955 North Durango Drive Las Vegas, NV 89149 Attn: Shaun Donnelly, CEO Fax: 780-464-5524 Email: shaun@lingeriefc.com	LINGERIE FIGHTING CHAMPIONSHIPS, INC. By:/s/ Shaun Donnelly Shaun Donnelly, CEO

Exhibit A
The Program

Working Title:  Lingerie Fighting Championship 20:  A Midsummer Night's Dream
Location:                Hard Rock Casino & Hotel, Las Vegas, NV
Date:                           August 8, 2015
Time:                          10:00 PM ET/7:0 PM PT
Duration:                2 HOURS
Production:          Live HD